Exhibit 99.1

Express Scripts Announces Early Tender Results and Upsizing of Maximum Tender Offers

ST. LOUIS, July 14, 2016 — Express Scripts Holding Company (NASDAQ: ESRX) (the “Company” or “Express Scripts”) today announced the early tender results for its previously announced tender offers (the “Maximum Tender Offers”) to purchase for cash up to an aggregate principal amount of the debt securities listed in the table below (collectively, the “Notes” and each a “series”) that will not result in an aggregate amount that all holders of any such series of Notes are entitled to receive, excluding accrued and unpaid interest, for their Notes of such series that are validly tendered and accepted for purchase in the Maximum Tender Offers exceeding the applicable Aggregate Maximum Tender Amount set forth in the table below. In addition, the Company has amended the Maximum Tender Offers to increase the previously announced Aggregate Maximum Tender Amount for its 6.125% senior notes due 2041 from $262.5 million to $310.0 million. All other terms of the Maximum Tender Offers, as previously announced, remain unchanged. The Maximum Tender Offers were made pursuant to the terms and conditions set forth in the offer to purchase, dated June 29, 2016, and the related letter of transmittal (as they may each be amended or supplemented from time to time, the “Tender Offer Documents”). The Company refers investors to the Tender Offer Documents for the complete terms and conditions of the Maximum Tender Offers.

As of the previously announced early tender date and time of 5:00 p.m., New York City time, on July 13, 2016 (the “Early Tender Date”), according to information provided by Global Bondholder Services Corporation, the depositary and information agent for the Maximum Tender Offers, $368.5 million aggregate principal amount of the 7.125% senior notes due 2018, $162.6 million aggregate principal amount of the 7.250% senior notes due 2019 and $316.5 million aggregate principal amount of the 6.125% senior notes due 2041 had been validly tendered and not validly withdrawn in the Maximum Tender Offers. Withdrawal rights for the Notes expired at 5:00 p.m., New York City time, on July 13, 2016. The table below sets forth the aggregate principal amount and percentage of Notes of each series validly tendered and not validly withdrawn by the Early Tender Date.

Title of Security	CUSIP Number	Principal Amount Outstanding	Aggregate Maximum Tender Amount	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread	Early Tender Payment	Principal Amount Tendered at Early Tender Date	Percent Tendered of Amount Out- standing
7.125% senior notes due 2018(1)	58405UAD4	$1,200,000,000	$450,000,000	0.625% UST due 06/30/18	FIT1	+70 bps	$30	$368,508,000	30.71%
7.250% senior notes due 2019(2)	302182AE0	$500,000,000	$187,500,000	0.875% UST due 06/15/19	FIT1	+75 bps	$30	$162,557,000	32.51%
6.125% senior notes due 2041(3)	30219GAG3	$700,000,000	$310,000,000	2.500% UST due 02/15/46	FIT1	+230 bps	$30	$316,523,000	45.22%

(1)	Issuer: Medco Health Solutions, Inc.
(2)	Issuer: Express Scripts, Inc.
(3)	Issuer: The Company.

The “Total Consideration” for each series of Notes will be determined in the manner described in the Tender Offer Documents at 2:00 p.m., New York City time, on July 14, 2016. Holders of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date are eligible to receive the Total Consideration for any such Notes accepted for purchase. Holders will also receive accrued and unpaid interest on Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the date the Company makes payment for such Notes, which the Company expects to be July 15, 2016 in respect of Notes tendered at or prior to the Early Tender Date and accepted for purchase. Holders of Notes who validly tender their Notes after the Early Tender Date but at or prior to 11:59 p.m., New York City time, on July 27, 2016 will be eligible to receive only an amount equal to the Total Consideration minus the Early Tender Payment set forth in the table above for any such Notes accepted for purchase.

Information Relating to the Maximum Tender Offers

BofA Merrill Lynch, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC are acting as the lead dealer managers for the Maximum Tender Offers. Investors with questions regarding the Maximum Tender Offers may contact BofA Merrill Lynch at (888) 292-0070 or (980) 387-3907, Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) or Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 325-2476 (collect). Global Bondholder Services Corporation is acting as the tender and information agent for the Maximum Tender Offers and can be contacted at (866) 470-3900 (toll-free) or (212) 430-3774 (collect).

None of the Company or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the trustees are making any recommendation as to whether holders should tender any Notes in response to the Maximum Tender Offers, and neither the Company nor any such other person has authorized any person to make any such recommendation. Holders of the Notes must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes and the Maximum Tender Offers do not constitute an offer to buy or the solicitation of an offer to sell Notes in any jurisdiction or in any circumstances in which such offer or solicitation is unlawful. The full details of the Maximum Tender Offers are included in the Tender Offer Documents.

About Express Scripts

Express Scripts puts medicine within reach of tens of millions of people by aligning with plan sponsors, taking bold action and delivering patient-centered care to make better health more affordable and accessible.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery pharmacy care, specialty pharmacy care, specialty benefit management, benefit-design consultation, drug utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

SAFE HARBOR STATEMENT

This press release may contain forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial or otherwise) or intentions. Actual results may differ materially from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 25, 2016, and Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 16, 2016. A copy of these documents can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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